Exhibit 3 - Amendment to Articles of Incorporation


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                         SANDY CREEK OSTRICH RANCH INC.

SANDY CREEK OSTRICH RANCH INC., a corporation organized and existing under the laws of the State of Florida.

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of SANDY CREEK OSTRCH RANCH INC. resolutions were duly adopted and filed with the Minutes of the Corporation setting forth a proposed amendment to the Articles of Incorporation declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to Florida Statute 607.0705 for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Articles of Incorporation be amended by increasing the authorized capital stock of the corporation to be designated as common shares and the common shares to be increased from 100 shares no par value to 5,000,000 shares no par value.

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, at which meeting the number of shares as required by statute were voted in favor of the amendment.

THIRD, that said amendments were adopted pursuant to 607.1003 Florida Statutes on November 20, 1996.

IN WITNESS WHEREOF, said SANDY CREEK OSTRICH RANCH INC. has caused this Amendment to be signed by its President Leslie M. Lerner and its Secretary Harold B. Logsdon, this 20th day of November 1996.

Signed by: Leslie M. Lerner, President
Harold B. Logsdon, Secretary

Filed in the Office of the
Secretary of State
State of Florida
November 22, 1996